Exhibit 2.1

Execution Version

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

by and between

FIRST WESTERN TRUST BANK
Denver, Colorado

and

SIMMONS BANK

Pine Bluff, Arkansas

Dated as of February 10, 2020

TABLE OF CONTENTS

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EXHIBITS

Exhibit A – Form of Preliminary Balance Sheet
Exhibit B – Form of General Warranty Bill of Sale
Exhibit C – Form of Limited Power of Attorney
Exhibit D – Form of Assignment and Assumption Agreement
Exhibit E – Form of Assignment, Transfer and Appointment of Successor Trustee for IRAs

Exhibit F – Financial Statements of Seller

SCHEDULES

Schedule 1.1(b)	–	Loans
Schedule 1.1(c)	–	Personal Property
Schedule 1.1(c)(iv)	–	Excluded Personal Property
Schedule 1.1(d)	–	ATMs
Schedule 1.1(f)	–	Assumed Contracts
Schedule 1.1(g)	–	Branch Leases
Schedule 1.2	–	Excluded Assets
Schedule 1.3(a)	–	Deposits
Schedule 1.3(c)	–	Other Liabilities
Schedule 2.3(b)	–	Required Consents
Schedule 2.4	–	Litigation
Schedule 2.7	–	Contracts
Schedule 2.15	–	Brokerage Fees
Schedule 2.16	–	Branch Employees
Schedule 3.5	–	Brokerage Fees
Schedule 10.2(e)	–	Severance

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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2020, by and between First Western Trust Bank, a Colorado chartered bank having its principal office in Denver, Colorado (“Buyer”), and Simmons Bank, an Arkansas state member bank having its principal office in Pine Bluff, Arkansas (“Seller”).

RECITALS

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities of Seller associated with Seller’s facilities (which are either branches or other offices, including loan production offices, of Seller) located at (i) 3531 S. Logan Street, Englewood, Colorado 80113 (the “Logan Branch”), (ii) 9131 S. Broadway, Highlands Ranch, Colorado 80129 (the “Broadway Branch”), (iii) 10457 Park Meadows Dr., Lone Tree, Colorado 80124 (the “Park Meadows Branch”) and (iv) 3001 Brighton Blvd., Denver, Colorado 80216 (the “Brighton Branch”, and together with the Logan Branch, the Broadway Branch and the Park Meadows Branch, collectively, the ”Branches” and each, a “Branch”) on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

Article I.
SALE AND PURCHASE OF CERTAIN ASSETS
AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

Section 1.1               Sale of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined herein) Buyer shall purchase and accept conveyance, assignment, transfer and delivery from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer the following assets associated with the Branches, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than Permitted Liens, as such terms are defined herein) except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

(a)               all cash on hand at the Branches as of the close of business on the Closing Date (as defined herein) including vault cash, automated teller machine (“ATM”) cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”). Seller shall include a schedule (“Schedule of Cash”) to the Preliminary Balance Sheet and the Final Balance Sheet (as such terms are defined herein), which such Schedule of Cash shall set forth the amount and location of Seller’s Cash on Hand as of the date contemplated by the Preliminary Balance Sheet and the Final Balance Sheet;

(b)               all of Seller’s right, title and interest in and to the loans or other extensions of credit attributable to the Branches and set forth on Schedule 1.1(b) (the “Loans”), including (i) all deposit-related overdrafts, including overdrafts pursuant to an overdraft protection plan, if any, and (ii) the unamortized portion of the origination fees for the construction loans set forth on Schedule 1.1(b), if any (and for the avoidance of doubt, less any unamortized or deferred expenses or costs of Seller related to such Loans), and excluding all loans associated with customer and merchant credit card accounts and all Noncompliant Loans as of the Closing Date; plus accrued but unpaid interest on such Loans existing on the Closing Date; provided, however, that Seller shall have the right to supplement Schedule 1.1(b) from time to time prior to the Closing Date by providing written notice of any such Loans added to Schedule 1.1(b) (a “Loan Supplement Notice”) within one (1) Business Day of such Loans being added to Schedule 1.1(b) and Buyer shall have the right within two (2) Business Days of receipt of any Loan Supplement Notice to review the Loans and accept or reject such Loans added to Schedule 1.1(b) and set forth in such Loan Supplement Notice (for the avoidance of doubt, Buyer shall also have the right to review and accept or reject prior to Closing any Loans that are added to Schedule 1.1(b) after the date of this Agreement and for which Buyer has not received a Loan Supplement Notice, which final Schedule 1.1(b) shall be certified by each party as of the Closing Date); and provided, further, that Seller shall have the right to remove, on or prior to the Closing Date, from Schedule 1.1(b) any loan participation included on such schedule for which consent to transfer to Buyer is required but has not been obtained;

(c)               all furniture, fixtures, equipment and other tangible personal property and all leasehold improvements owned by Seller and located on or affixed to the premises of the Branches and used in connection with the operations of the Branches that are listed on Schedule 1.1(c) (the “Personal Property”), which Schedule 1.1(c) sets forth the net book value, as of December 31, 2019, for each component of the Personal Property, exclusive of (i) all hardware and software associated with the Seller’s data processing system and computer systems located at the Branches, (ii) all signage, (iii) the contents of safe deposit boxes and (iv) the personal property listed on Schedule 1.1(c)(iv) (collectively, the “Excluded Personal Property”);

(d)               all of Seller’s right, title and interest in and to any ATMs located at any Branch, each set forth on Schedule 1.1(d);

(e)               all rights of Seller under safe deposit contracts and leases for the safe deposit boxes, and all assets and property used or held by Seller for use in connection with the safe deposit business located at the Branches (the “Safe Deposit Contracts”) as of the Effective Time (as defined herein);

(f)                all rights of Seller under all contracts, agreements, leases, commitments, instruments, bids, orders, proposals and all oral understandings attributable to the Branches and set forth on Schedule 1.1(f) (the “Assumed Contracts”);

(g)               all of Sellers’s right, title and interest in and to the leasehold interests associated with the real property on which the Branches are located pursuant to the leases set forth on Schedule 1.1(g) (the “Branch Leases”), subject to such encumbrances as set forth therein;

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(h)               all records and original books, records (including computer records), files and documentation, or where reasonable and appropriate copies thereof, relating to the Assets and the Assumed Liabilities that are in Seller’s possession or control and pertain to and are actually used by Seller to administer, reflect, monitor, evidence or record information respecting the business of the Branches or are necessary for the conduct of the business of the Branches following the Closing, including (i) all assignable warranties and guaranties pertaining to the Personal Property, (ii) signature cards, orders, the preceding 12 months’ of depositor statements, and contracts between Seller and its depositors, and records of similar character, (iii) Loan and collateral records and credit files, (iv) Assumed Contracts, and (v) Branch Leases, (collectively, “Records”); provided, however, that Records shall not include (A) general books of account and books of original entry that comprise Seller’s permanent tax records, (B) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets and liabilities of Seller other than the Assets or the Assumed Liabilities, (C) the personnel files and records relating to Branch Employees (regardless of whether they are Retained Employees), (D) any Tax Returns (as defined herein) and related workpapers with respect to the Assets with respect to any taxable period or portion thereof prior to the end of the Closing Date, or (E) any other books and records of Seller or any of its affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its affiliates in connection with the businesses of Seller and its affiliates that are not being sold hereunder; provided, that, with respect to any books and records covered by this clause (E), Buyer shall be permitted to request copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Buyer’s operation or administration of its business relating thereto; and provided, further, that Seller and its affiliates shall have the right to retain a copy of all such Records and documents regarding the Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax, accounting or other applicable requirements, and such records and other documents shall continue to be subject to the confidentiality obligations of this Agreement; and

(i)                 all rights of Seller under express or implied warranties given or made in connection with the Assets, if any.

It is understood that certain of Seller’s Records may be available only in the form of photocopies, film copies or other non-original and non-paper media. Further, it is understood that certain historical records are available only through electronic media and are intermingled with other records of Seller (the “Electronic Records”). The Electronic Records will remain in the possession of Seller; after the Closing Date, Seller will provide copies of information contained in the Electronic Records, in a format reasonably selected by Seller, pursuant to Section 9.17.

Buyer shall succeed to all rights, title, benefits and interests of Seller in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such assets as of the Effective Time.

Section 1.2               Assets to be Retained by Seller. Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1, including (a) all investment securities owned by Seller, (b) all of Seller’s investments in Seller’s affiliates and subsidiaries; (c) all other real estate owned by Seller or carried as in substance foreclosures that are associated with the Branches (if any); (d) all repossessed personal property owned by, or in the possession of, Seller; (e) all of Seller’s life insurance policies; (f) all loans or other extensions of credit not scheduled on Schedule 1.1(b) as of the Closing Date; (g) reserves for loan losses on all loans (including the Loans); (h) all assets and records associated with any investment, trust or brokerage business of Seller or its affiliates, whether conducted at the Branches or any other location of Seller; (i) all refunds, credits, prepayments or deferrals of or against Taxes (as defined herein) relating to the operation of the Branches or the Assets prior to the Effective Time; (j) all Tax deposits and Tax books and records; (k) all intangible assets, including goodwill and mortgage servicing rights, of Seller; (l) all intellectual property of Seller, including all rights to the name “Simmons Bank” and any corporate logos, trademarks, servicemarks, trade names, signs, paper stock, monetary instruments (including traveler’s checks and official checks), forms, advertising materials and other supplies containing any such logos, trademarks, servicemarks or trade names of Seller or Seller’s affiliates; (m) all customer and merchant credit card accounts and payroll cards, including any loans related thereto; (n) any other assets listed on Schedule 1.2 (the “Excluded Assets”); and (o) any rights, claims, and causes of action relating to this Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing (the “Ancillary Agreements”). Seller shall coordinate with Buyer to remove the Excluded Assets from the premises of the Branches within ten (10) Business Days following the Effective Time; provided, that Seller, at Seller’s sole cost and expense, shall use commercially reasonable efforts to remove all of Seller’s signage within ten (10) Business Days following the Closing Date, which removal shall comply with any applicable terms of any applicable lease or other agreement applicable to such Branch premises. In the event that Seller has not removed its signage within such time period, Buyer will have the right to cover such signage and begin to remove any remaining signage, and Seller will be responsible for the actual cost and expense incurred by Buyer associated with such removal and disposal. With the exception of removal of Seller’s signage, all costs and expenses associated with Buyer’s installation of new signage shall be the sole cost and expense of Buyer.

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Section 1.3               Assumption of Liabilities of Seller. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall transfer and assign to Buyer, and Buyer shall assume, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of Seller attributable to the Branches and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Assumed Liabilities”):

(a)               the deposits (including all escrow deposit liabilities relating to the Loans and all IRA Deposits that are not Excluded Deposits, as such terms are defined herein) associated with the Branches as of the Effective Time (the “Deposits”) that are set forth on Schedule 1.3(a) as updated pursuant to Section 2.8, and accrued and unpaid interest on any interest-bearing Deposits existing at the Effective Time (“Accrued Interest Payable”), together with all duties and obligations of Seller associated therewith, including the agreements with customers associated with such Deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”); provided, however, the Deposits will not include (i) any deposit account that cannot be assumed by Buyer because of legal impediments; (ii) any deposit account that is involved in any pending or threatened litigation, mediation or arbitration with Seller as of the Closing Date; (iii) any deposits that are pledged to secure any loans that are not scheduled on Schedule 1.1(b); (iv) any deposits of customers of Seller who have one or more loans from Seller (excluding credit card loans) that are not scheduled on Schedule 1.1(b) or are otherwise excluded from the Assets or where Seller’s principal customer relationship with such deposit customer is based out of a Seller’s branch other than a Branch; (v) any deposit account which is an individual retirement account (“IRA”) created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408, Section 530 and Section 408A (“IRA Deposits”) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to which the customer has provided notice of its objection to the appointment of Buyer or its designee as custodian or has provided notice of its objection to Buyer’s custodial agreement; (vi) any deposits that are Keogh Accounts created by a trust for the benefit of employees and that are intended to comply with the provisions of Section 401 of the Code; (vii) any brokered deposit that is obtained from or through the mediation or assistance of a deposit broker; (viii) deposits obtained through the use of any “deposit listing services” (as such term is used in the instructions for preparation of Schedule RC-E of the Consolidated Reports of Condition and Income); or (ix) direct deposits of Simmons First National Corporation or any of its affiliates or subsidiaries, officers (other than Retained Employees) or directors (collectively, the “Excluded Deposits”);

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(b)               any unfunded commitments and lines of credit relating to the Loans;

(c)               the other book liabilities of Seller attributable to the Branches identified on Schedule 1.3(c), together with any accrued and unpaid interest on any such liabilities through the Effective Time (the “Other Liabilities”);

(d)               all liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts;

(e)               all duties and obligations of Seller arising or to be performed after the Effective Time under the loan documents related to the Loans, including any unfunded commitments or lines of credit relating to the Loans;

(f)                all liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Branch Leases;

(g)               all liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Assumed Contracts; and

(h)               all liabilities, duties and obligations of Seller with respect to the Assets arising or to be performed after the Effective Time.

Buyer shall succeed to and assume all obligations and liabilities of Seller to the extent included in the Assumed Liabilities as of the Effective Time, and shall be liable from then and thereafter to pay, discharge and perform all of the Assumed Liabilities as if Buyer had itself incurred such obligations and liabilities as of the Effective Time, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. For purposes of this Agreement, the term “Deposit” includes all uncollected items included in the Depositors’ balances and credited on the books of Seller, and has the meaning set forth in Section 3(l) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1813(l).

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Section 1.4               Liabilities to be Retained by Seller. Seller shall retain all liabilities or obligations not identified specifically herein and expressly assumed by Buyer pursuant to Section 1.3 (all of which are collectively referred to herein as the “Retained Liabilities”), including:

(a)               all accounts payable and operating expenses, whether or not accrued, for products or services incurred before the Effective Time including salaries, attorneys’ fees and telephone, utility, advertising and public relations expenses;

(b)               all liabilities of Seller for wages and salaries, workers’ compensation payments, accrued and unused vacation pay, or any other employee benefits accrued as employees of Seller prior to the Effective Time and social security and unemployment Taxes of Branch Employees (as defined herein) accrued prior to the Effective Time;

(c)               all liabilities for (i) any federal, state, local or other Taxes of Seller, (ii) any Taxes imposed on Seller as a result of the transactions contemplated hereby and (iii) any Taxes related to the Assets or the Branches that were incurred in or that are attributable to a taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”);

(d)               liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branches before the Effective Time;

(e)               all liabilities related to payment obligations under any Assumed Contract that accrued prior to the Closing Date; and

(f)                Seller’s cashier checks, letters of credit not associated with any Loan, money orders, interest checks and expense checks, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks.

Section 1.5               Payment Amount and Payment.

(a)               In consideration for the sale of the Assets by Seller and the assumption by Buyer of the Assumed Liabilities, Buyer shall pay to Seller or Seller shall pay to Buyer, as applicable, in the manner specified in Section 1.9 or Section 1.10, as applicable, the Payment Amount, as adjusted as provided in this Section 1.5. The “Payment Amount” means an amount of cash equal to (i) the sum of (A) the Deposits, plus (B) Accrued Interest Payable, plus (C) Accrued Expenses (as provided in Section 1.8) plus (D) Other Liabilities, minus (ii) the sum of (A) the aggregate outstanding principal balance of the Loans as of the Effective Time, plus (B) the accrued but unpaid interest on the Loans as of the Effective Time, plus (C) the amount of the Cash on Hand, plus (D) the amount of Prepaid Expenses as provided in Section 1.8, plus (E) the net book value of the Personal Property and ATMs on Seller’s books as of the Closing Date. For the avoidance of doubt, if the Payment Amount is positive, Seller shall pay to Buyer the Payment Amount; and, if the Payment Amount is negative, Buyer shall pay to Seller the absolute value of the Payment Amount (for example, if the Payment Amount is -$1,000,000, Buyer shall pay to Seller $1,000,000). At the Closing, Buyer will pay to Seller a premium (the “Premium”), in an amount of cash equal to the Applicable Percentage of the Deposit Average. The “Deposit Average” means the average aggregate daily closing balance of the Deposits for each Business Day from and including the thirtieth (30th) Business Day immediately prior to the Closing Date (such period referred to as the “Deposit Calculation Period”). With respect to each Branch, in the event the Deposit Average of the Branch is less than eighty-five percent (85%) or more than one hundred fifteen percent (115%) of the Deposits as of the date of this Agreement, (i) the Buyer will review all deposit accounts opened by Buyer from the date of this Agreement to the Closing Date and determine in good faith if any of the new deposit accounts were Deposits of the Branch as of the date of this Agreement and add the average deposit balance of any such Deposits during the Deposit Calculation Period to the Deposit Average, and (ii) the Seller will review the Deposits of the Branch opened by Seller from the date of this Agreement to the Closing Date and determine in good faith if any Deposits were deposits of the Buyer as of the date of this Agreement and subtract the average deposit balance of any such Deposits during the Deposit Calculation Period from the Deposit Average. Within ten (10) Business Days after the date of this Agreement, Seller will provide to Buyer the Deposit balance as of the date of this Agreement for each of the Branches; provided, that if any Deposits set forth on such deposit balance move to another branch of Seller and do not revert to a Branch prior to the Closing Date (“Transferred Deposits”), the deposits as of the date of this Agreement shall be reduced by the aggregate amount of such Transferred Deposits as of the date hereof. The Payment Amount shall be adjusted to take into account the pro rata adjustment of items required pursuant to Section 1.8. The payment of the Payment Amount and the Premium at the Closing shall be based on the Preliminary Balance Sheet, as described in Section 1.7, and shall be netted to result in a single payment between the parties.

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(b)               Except as otherwise provided in this Agreement, for purposes of calculating the value of the Assets to be purchased and the Assumed Liabilities to be assumed by Buyer from Seller, all such Assets and Assumed Liabilities shall be valued at their respective net book value (as applicable) as shown on the books and records of Seller as of the Closing Date; provided, however, that (i) the book value of any Asset not recorded in accordance with GAAP shall be adjusted to conform with GAAP and (ii) the value of the Loans shall be the aggregate outstanding principal balance plus accrued but unpaid interest on the Loans as of the Effective Time.

(c)               Seller shall provide to Buyer at least five (5) Business Days before the Closing Date a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit A showing in reasonable detail the calculation of the Payment Amount and the Premium to be made at Closing, including any adjustments made in respect thereof (the “Preliminary Balance Sheet”), as described in Section 1.7 below. Buyer shall have the opportunity to review such Preliminary Balance Sheet and shall notify Seller of any objections Buyer has to the Payment Amount or Premium at least three (3) days before the Closing Date, in which case the parties shall use commercially reasonable efforts to reconcile the Preliminary Balance Sheet and agree upon the Payment Amount and the Premium. The parties shall be deemed to waive any disagreements with respect to the Preliminary Balance Sheet if the Closing shall have occurred.

Section 1.6               The Closing, the Closing Date and the Effective Time. The sale and purchase of the Assets and the transfer and assumption of the Assumed Liabilities pursuant to this Agreement (the “Closing”) shall occur on a date mutually acceptable to Seller and Buyer, which, unless otherwise mutually agreed, shall be as soon as practicable after, but not later than sixty (60) days following, the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Articles VI and VII (other than any conditions that, by their nature, are to be satisfied or waived at the Closing). The Closing shall occur by email or other electronic means with deliveries of all closing documents by Federal Express or overnight courier, or in person at a mutually convenient location, or by such other method as shall be mutually agreeable to the parties. Any executed closing documents sent by one party or its counsel to the other party or its counsel before Closing shall be held in escrow by such other party or its counsel until such executed documents are authorized to be released by a senior officer of the sending party or by the sending party’s counsel. The date of the Closing is referred to herein as the “Closing Date.” The effective time (the “Effective Time”) shall be the close of business, Central time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that Closing occurs. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

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Section 1.7               Preliminary Balance Sheet and Final Balance Sheet.

(a)               Five (5) Business Days before the Closing Date, Seller shall present Buyer with the Preliminary Balance Sheet, which shall contain a list of the balances of the Assets and the Assumed Liabilities as of a date no earlier than ten (10) Business Days before the Closing Date, certified by the President or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of the date reflected on the Preliminary Balance Sheet, and the parties shall calculate all amounts pursuant to Section 1.5 in accordance with the amounts reflected on the Preliminary Balance Sheet.

(b)               Within thirty (30) days after the Closing Date, Seller shall present Buyer with a list of the balances of the Assets and the Assumed Liabilities (including a list of the Loans identified by loan number and a list of the Deposits identified by account number) as of the Effective Time, certified by the President or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of the date reflected thereon (the “Final Balance Sheet”). Subject to Buyer’s Putback Loan Rights set forth in Section 4.14 and the indemnification rights provided in Article VIII, the Final Balance Sheet shall become final and binding on Buyer and Seller ten (10) Business Days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in such statement provided such item was not previously reflected in substantially the same manner in the Preliminary Balance Sheet. Seller and Buyer shall use commercially reasonable efforts to resolve any disagreement during the ten (10)-Business Day period after receipt by Seller of the notice. If the disagreement is not resolved during such ten (10)-Business Day period, the parties agree to follow the procedures set forth in Section 1.7(c) to resolve such dispute, and such Final Balance Sheet shall be modified by any such resolution, whereupon the Final Balance Sheet shall become final and binding. When the Final Balance Sheet becomes final and binding, an appropriate adjusting cash settlement payment from Seller to Buyer or from Buyer to Seller, as the case may be, shall be made together with accrued interest calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such adjusting settlement payment.

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(c)               In the event that the parties should fail to agree on the Final Balance Sheet in accordance with Section 1.7(b), then the parties shall refer such disputed matters to an independent firm of certified public accountants of national standing (an “Accountant”) reasonably acceptable to Buyer and Seller, and Buyer and Seller agree to be bound by the determination of such Accountant with respect to such disputed matters. Buyer and Seller shall agree upon an Accountant within seven (7) days after the date on which either Buyer or Seller notifies the other in writing that the referral of a disputed matter within the scope of this Section 1.7 is necessary. Buyer and Seller agree to share equally the fees and charges of the Accountant. If Buyer and Seller shall fail to agree on an Accountant within such seven (7)-day period, then Buyer and Seller shall each choose an accountant who shall mutually select a third qualifying accountant who shall be the Accountant for purposes of this Section 1.7. Buyer and Seller agree to share equally the fees and charges of the third Accountant appointed hereunder for its services in resolving disputes within the scope of this Section 1.7.

(d)               The provisions of Section 1.7(c) are not intended to and shall not be interpreted to require that the parties refer to an Accountant (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement, (ii) any dispute the resolution of which requires a construction or interpretation of this Agreement, or (iii) any dispute other than a dispute referred to in Section 1.7(b). The parties reserve all rights and remedies, including rights at law or in equity, to resolve disputes other than those within the scope of Section 1.7(b).

Section 1.8               Pro Rata Adjustments. For purposes of this Agreement, all operating expenses and fees accrued or prepaid on or prior to the Effective Time for which and to the extent that Buyer receives the benefit after the Effective Time, including wages, salaries, real estate and personal property Taxes and assessments, Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessments, amounts advanced under the Assumed Contracts, utility payments, telephone charges, other ordinary operating expenses of the Branches and other expenses related to the Assets or Assumed Liabilities, shall be prorated between the parties as of the Effective Time. All amounts prepaid relating to Safe Deposit Contracts or agreements shall be prorated through the Effective Time, and all deposits paid thereon, if any, shall be paid to Buyer. Notwithstanding Seller’s normal practices and procedures, to the extent that Seller has paid expenses that are expenses allocable to Buyer pursuant to this Section 1.8, such expenses shall appear as “Prepaid Expenses” on the Preliminary Balance Sheet, or, if not allocable as of the date the Preliminary Balance Sheet is calculated (the “Preliminary Balance Sheet Date”), on the Final Balance Sheet. Notwithstanding Seller’s normal practices and procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Effective Time, they shall appear as “Accrued Expenses” on the Preliminary Balance Sheet or, if not incurred by the Preliminary Balance Sheet Date, on the Final Balance Sheet.

Section 1.9               Deliveries by Seller at the Closing. At the Closing, Seller shall execute, acknowledge and deliver to Buyer, in recordable form as appropriate, and with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, including the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

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(a)               a general warranty bill of sale covering the Assets in the form of Exhibit B hereto, duly executed by Seller, which shall include a list of Loans purchased, individually identified by loan number;

(b)               documents, in form and substance mutually agreeable to the parties, properly endorsed without recourse, except as otherwise provided in this Agreement, for transfer reflecting the assignment of all notes, guaranties, security agreements, financing statements, and any other agreements and certificates of title to inure to the benefit of Buyer with respect to the Loans, and possession of any instruments (duly endorsed as necessary) securing the Loans and any necessary lost note affidavits;

(c)               all collateral security of any nature whatsoever held by Seller as collateral for any of the Assets;

(d)               all of the Records (other than the Electronic Records);

(e)               the Cash on Hand and such Assets that are capable of physical delivery;

(f)                a certificate duly executed by the President or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that: (i) the representations and warranties made by Seller in this Agreement or in any Schedule delivered to Buyer pursuant to this Agreement were true and correct in all material respects both as of the date of this Agreement and as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided, however, with respect to representations and warranties which are qualified by their terms by a reference to “material,” “materially,” “in all material respects,” “Material Adverse Effect” or the like, such representations and warranties as so qualified made by Seller in this Agreement or in any Schedule delivered to Buyer pursuant to this Agreement were true and correct in all respects; and (ii) Seller has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Seller before or at the Closing;

(g)               a certificate duly executed by the Secretary of Seller (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

(h)               all documents, contracts, necessary consents, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit business, if any, of the Branches to Buyer;

(i)                 possession of the Assets and access to and keys to the Branches and all security devices located at the Branches (but only to the extent such devices are Personal Property), together with security codes for access to the Branches and combinations to all locking devices of Seller located at the Branches (but only to the extent such devices are Personal Property);

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(j)                 a list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually), setting forth all garnishments, similar court orders, Tax liens and orders of any governmental entity in effect with respect to the Deposits;

(k)               if applicable pursuant to Section 1.5, payment of the Payment Amount to Buyer in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Central time, on the Closing Date);

(l)                 a limited power of attorney in the form of Exhibit C hereto, duly executed by Seller;

(m)             an assignment and assumption agreement, duly executed by Seller, in the form of Exhibit D hereto by which Seller assigns the Assumed Liabilities to Buyer and Buyer assumes the Assumed Liabilities (the “Assignment and Assumption Agreement”), which shall include a list of the Deposits assumed, individually identified by account number;

(n)               an Assignment of Lease for each of the Branch Leases executed by all necessary parties (including landlords, as applicable) in form and substance reasonably satisfactory to Buyer;

(o)               an assignment, transfer and appointment of successor trustee for IRAs, duly executed by Seller, in the form of Exhibit E hereto;

(p)               any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement;

(q)               an executed affidavit stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder; and

(r)                such other documents, certificates and instruments as Buyer may reasonably request.

Section 1.10           Deliveries by Buyer at the Closing. At the Closing, Buyer shall execute, acknowledge and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

(a)               payment of the Premium, and if applicable, payment of the Payment Amount, pursuant to Section 1.5, to Seller in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Central time, on the Closing Date);

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(b)               the Assignment and Assumption Agreement, duly executed by Buyer;

(c)               an assignment, transfer and appointment of successor trustee for IRAs, duly executed by Buyer, in the form of Exhibit E hereto;

(d)               a certificate duly executed by the President or Chief Financial Officer of Buyer (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that: (i) the representations and warranties made by Buyer in this Agreement or in any Schedule delivered to Seller pursuant to this Agreement (considered both individually and collectively) were true and correct in all material respects both as of the date of this Agreement and as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided, however, with respect to representations and warranties which are qualified by their terms by a reference to “material,” “materially,” “in all material respects,” “Material Adverse Effect” or the like, such representations and warranties as so qualified made by Buyer in this Agreement or in any Schedule delivered to Seller pursuant to this Agreement (considered both individually and collectively) were true and correct in all respects; and (ii) Buyer has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer before or at the Closing;

(e)               a certificate duly executed by the Secretary of Buyer (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify: (i) the due adoption by the board of directors of Buyer of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Buyer; and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Buyer; and

(f)                such other documents, certificates and instruments as Seller may reasonably request.

Section 1.11           Closing Costs and Recording. Except as otherwise specified in this Agreement, Buyer shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement regarding, the consummation of the transactions contemplated by this Agreement, and all costs associated with such filing, recording, or notice.

Section 1.12           Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the amounts otherwise payable to Seller or any other person pursuant to this Agreement any amounts required to be withheld or deducted under applicable law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to Seller or such other person who would have otherwise been entitled to receive such amount.

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Section 1.13           Further Assurances. From time to time after the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other mutually agreeable action (but without incurring any additional financial obligation or other liability) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 1.14           Pending Loans. Any Loans that have not closed and funded by the Closing (“Pending Loans”) shall be automatically removed from Schedule 1.1(b), and the Seller shall, to the extent permitted by law, transfer all information concerning such Pending Loans to Buyer, which shall be responsible for any further actions (including, without limitation, any ultimate extension of credit through the origination and funding thereof) with respect to the Pending Loans.

Section 1.15           Transfer Documentation. Buyer and Seller acknowledge and agree that, notwithstanding Section 1.9, the transfer documents for Loans that are incorporated into the transaction contemplated by the Agreement as a result of a Loan Supplement Notice and that close and are funded on or later than five (5) Business Days prior to the Closing Date may not be available at the Closing, and Buyer and Seller acknowledge and agree that, if such documents are not available, Buyer and Seller shall proceed with the Closing, and Seller shall provide Buyer with such documents no later than five (5) Business Days following the Closing Date.

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Article II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller represents and warrants to Buyer as set forth below. On the date of this Agreement, Seller delivered to Buyer schedules (the “Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article II or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any Schedule shall apply only to the correlating section of this Agreement as indicated by the Schedule, except to the extent that it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) that such disclosure is relevant to another section of this Agreement. Seller shall be deemed to have “Previously Disclosed” items to the extent such items are included in the Schedules, Seller’s filings with the U.S. Securities and Exchange Commission, or the documentation provided by or on behalf of Seller to Buyer through the use of a “virtual data room” (provided that such documentation has been provided by or on behalf of Seller to Buyer through the use of a “virtual data room” no later than Wednesday, February 5, 2020).

Section 2.1               Organization and Standing. Seller is an Arkansas state bank duly organized, validly existing, and in good standing under the laws of the State of Arkansas and a member of the Federal Reserve System. Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it and to own and/or operate the Assets and hold the Deposits, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Branches. Seller is an insured financial institution as defined in the FDIA, and all of the Deposits are insured by the FDIC to the full extent provided by law.

Section 2.2               Execution and Delivery. Seller has all requisite corporate power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the Regulatory Approvals (as defined herein) and other required consents are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing shall be, duly executed by Seller, and each constitutes the valid and binding obligation of Seller, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 2.3               No Conflicts; Consents.

(a)               The execution, delivery and (provided the required regulatory and shareholder approvals and other consents, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby shall not conflict with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default under, (a) any provision of the Articles of Incorporation or Bylaws of Seller or (b) any mortgage, indenture, lease, agreement or other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Seller or its properties, except where such conflict, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Branches.

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(b)               Except as set forth on Schedule 2.3(b) or set forth in Section 3.6(c), no approval, consent, authorization or action of, or filing with, any governmental body or third party is required on the part of Seller in connection with (a) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby, including the assignment of the Branch Leases and the assignment of certain loan participations in which Seller is the lead bank.

Section 2.4               Litigation. Except as set forth on Schedule 2.4, there are no actions, claims, suits, investigations or proceedings pending or, to Seller’s Knowledge, threatened (or any basis therefore known by Seller) against Seller and affecting the Branches, Assets or Assumed Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency or instrumentality, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Branches. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Seller’s Knowledge, threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 2.5               Title to and Condition of the Assets.

(a)               Other than the Branch Leases. Seller has good and marketable title to all of the Assets other than the Branch Leases, free and clear of all material security interests, mortgages, encumbrances, pledges, trust agreements, liens or, to Seller’s Knowledge, other adverse claims, other than liens for Taxes not yet due (“Permitted Liens”). Except with respect to any loan participations which are included in the Loans, no person or entity other than Seller has any right, title or interest in and to any of the Assets other than the Branch Leases and other than as a result of any Permitted Lien. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer shall acquire good and marketable title to the Assets other than the Branch Leases, free and clear of any lien, charge, encumbrance, option or adverse claim other than the Permitted Liens.

(b)               Branch Leases.

(i)                 True and complete copies of the Branch Leases, and any other documentation evidencing Seller’s leasehold interest associated with the real property on which the Branches are located have been furnished or made available to Buyer.

(ii)              Seller has, and shall have at the Closing, a valid and binding leasehold interest in and related to the real property on which the leased Branches are located, free and clear of all liens, mortgages, pledges or other security interests created by Seller, except for easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially impair the use and enjoyment of the leased Branches.

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(iii)            Seller has not breached, and to Seller’s Knowledge, no other party in any material respect has breached, any material provision or is in default under the terms of the Branch Leases.

(iv)             Seller has not entered into any subleases or other similar property agreements relating to the operation or use of the real property on which the leased Branches are located, and Seller has made a good faith effort to provide to Buyer whatever plans, warranties, permits, intangibles and other documents or agreements relating to the operation or use of the leased Branches, if any, as may be in Seller’s possession or control as of the date of this Agreement.

(v)               There is no litigation pending or, to Seller’s Knowledge, threatened, which could have a Material Adverse Effect on the operation of the leased Branches or the real property on which the Branches are located.

(vi)             Seller has received no written notice and has no other Knowledge of any pending or threatened condemnation or similar proceedings affecting the leased Branches or the real property on which the leased Branches are located.

(vii)          Seller has not received any written notice from any applicable governmental authority advising Seller that the present use of any buildings, structures and improvements on the premises of the leased Branches violates any applicable laws, rules, regulations and ordinances, including all applicable zoning laws, ordinances and regulations and with all restrictions of record, and Seller has not received any written notice of violation thereof from any applicable governmental authority.

(viii)        Seller has not caused any work or improvements to be performed upon or made to any of the leased Branches for which there remains outstanding any payment obligation that would or might serve as the basis for any lien or other claim in favor of the person or entity which performed the work.

Section 2.6               Financial Statements. The financial information related to the Branches, attached to this Agreement as Exhibit F, present fairly, in all material respects, the assets and liabilities of the Branches as of December 31, 2019 (the “Financial Statements”).

Section 2.7               Contracts. Except as set forth on Schedule 2.7, there are no agreements, contracts or commitments affecting the Assets, Assumed Liabilities or the Branches to which Seller is a party other than the Assumed Contracts disclosed on Schedule 1.1(f), and, except as set forth on Schedule 2.3(b), none of the Assumed Contracts require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby.

Section 2.8               Deposits. Seller has provided to Buyer a data file on Schedule 1.3(a) of the Deposits (including IRAs), and related information, which are assigned to the Branches prepared as of December 31, 2019, which data is true and accurate in all material respects as of the date thereof and shall be updated as of the Closing Date to list separately Deposits to be assumed under this Agreement and deposits that are not being assumed under this Agreement and which data shall be further updated on the date of delivery of the Final Balance Sheet, and, in each case as updated, shall be true and accurate in all material respects as of such date. The Deposits are insured by the FDIC to applicable legal limits. The Deposits were solicited and currently exist in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit). None of the Deposits would be considered “brokered deposits” under 12 C.F.R. § 337.6(a)(2), deposits obtained through the use of “deposit listing services” (as such term is used in the instructions for preparation of Schedule RC-E of the Consolidated Reports of Condition and Income) or “preferred deposits” (as such term is used in the instructions for preparation of Schedule RC-E of the Consolidated Reports of Condition and Income).

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Section 2.9               Absence of Certain Changes or Events. Since the date of the Financial Statements, Seller has conducted its business at the Branches only in the ordinary course and has not, with respect to the Branches, other than in the ordinary course of business and consistent with past practices or Seller’s practices generally:

(a)               incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due that would be assumed by Buyer as an Assumed Liability pursuant to this Agreement;

(b)               mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Assets;

(c)               sold, transferred, leased to others or otherwise disposed of (except with respect to repayment thereof by borrowers) any of the Assets;

(d)               terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any Assumed Contract, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, would result in a Material Adverse Effect with respect to the Branches;

(e)               made any change in any method of management or operation of the Branches or any accounting change with respect to the Financial Statements, except as may be required by GAAP or general regulatory requirements;

(f)                granted any general increase in the compensation of its officers or employees associated with the Branches (including any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for normal periodic increases made pursuant to established compensation policies applied on a basis consistent with that of the prior year, and increases and payments necessary, in the employer’s reasonable discretion, to maintain and preserve the operation of the Branches except as provided in Section 4.3;

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(g)               caused the Branches to transfer to Seller’s other operations any deposits other than deposits that are not Deposits for purposes of this Agreement, except at the unsolicited written request of depositors, or caused any of Seller’s other operations to transfer to the Branches any deposits, except at the unsolicited written request of depositors; or

(h)               entered into any agreement or made any commitment to take any of the types of action described in subsections (a) through (g) above.

Section 2.10           Loans. Seller has provided to Buyer a data file on Schedule 1.1(b) of all Loans, including accrued and unpaid interest thereon prepared as of December 31, 2019, which data is true and accurate in all material respects as of the date thereof and shall be updated as of the month-end before the Closing Date (unless the Closing Date is within (5) Business Days of the month-end before the Closing Date, in which case the data shall be updated as of a date not earlier than thirty (30) days before the Closing Date), and, as updated, shall be true and accurate in all material respects as of such date. In addition, as of the date of this Agreement, with respect to each Loan, in all material respects and to Seller’s Knowledge:

(a)               each note, agreement or other instrument evidencing a Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity;

(b)               there has been no material modification to, or material waiver of, the terms of the applicable loan documents except as may be reflected from time to time in writing in the loan file for such Loan;

(c)               such Loan was made in accordance with Seller’s (or its predecessor in interest’s) standard underwriting and documentation guidelines as in effect at the time of its origination and has been administered substantially in accordance with Seller’s (or its predecessor in interest’s) standard loan servicing and operating procedures as in effect from time to time;

(d)               the borrower on each Loan is not in bankruptcy;

(e)               there is no pending or threatened litigation or claims which may affect in any way the title or interest of Seller or the borrower in and to such Loan, the collateral for such Loan and the promissory note or the mortgage or deed of trust; and

(f)                there are no pending or threatened foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to such Loan or the collateral for such Loan.

Neither Seller nor any of its affiliates or any person or entity acting on behalf of Seller makes or has made any other express or any implied representation or warranty to Buyer regarding the Loans or the accuracy or completeness of any other information regarding the Loans. Except with respect to any loan participations owned by Seller which are included in the Loans, none of the Loans are presently serviced by third parties, and there are no obligations, agreements, or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

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Section 2.11           Tax Matters.

(a)               With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or shall contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Code.

(b)               All income and other material Tax Returns required to be filed on or before the Closing Date by Seller with respect to any Taxes payable in respect of the Assets or Assumed Liabilities or related to the Branches have been or shall be timely filed with the appropriate governmental body in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes owed by Seller with respect to the Assets or Assumed Liabilities or related to the Branches as shown on a Tax Return described in this Section 2.11(b) have been or shall be paid when due. There are no claims, assessments, levies, administrative proceedings or lawsuits currently pending, or to Seller’s Knowledge, threatened in writing by any taxing authority with respect to the Assets or Assumed Liabilities or related to the Branches; and no audit or investigation of any Tax Return of Seller with respect to the Assets or Assumed Liabilities or related to the Branches is currently underway, or to Seller’s Knowledge, threatened.

(c)               None of the Assets is (i) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, (ii) directly or indirectly securing any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) an interest in a partnership (including any entity treated as a partnership for federal income tax purposes), (iv) an interest in a corporation (including any entity treated as an association taxable as a corporation for federal income tax purposes), or (v) an interest in an entity treated as a disregarded entity for federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-3).

(d)               Seller is not a party to or bound by any Tax allocation, Tax sharing agreement, Tax indemnity or similar contract or arrangement with respect to the Assets, the Assumed Liabilities, or related to the Branches other than customary commercial agreements (such as leases) entered into in the ordinary course of business that relate primarily to non-Tax matters and agreements with affiliates of Seller.

Section 2.12           Books and Records. The books and records of Seller relating to the Branches, the Assumed Liabilities and the Assets have been maintained in accordance with good business practice. Such books and records have been prepared, to the extent applicable, in accordance with GAAP consistently applied throughout the periods involved (subject to normal year-end adjustments and the lack of footnotes). The books and records fairly present in all material respects the Assumed Liabilities and Assets as of December 31, 2019.

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Section 2.13           Assumed Contracts. Each of the Assumed Contracts is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party has, in any material respect, breached any provision or is in default of any Assumed Contract.

Section 2.14           Regulatory Compliance. Seller is an “eligible bank,” as defined in 12 C.F.R. § 208.2(e). Except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Assumed Liabilities or the operation of the Branches that are required to be filed by Seller with any regulatory authority, including the Board of Governors of the Federal Reserve System, the Arkansas State Bank Department, the FDIC and the Internal Revenue Service, have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct in all material respects. Seller has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, to consummate the transactions contemplated by this Agreement. Seller has no reason to believe that any condition or fact exists with respect to Seller that would impede or delay receipt of the Regulatory Approvals with respect to the transactions contemplated by this Agreement.

Section 2.15           Brokerage Fees. Except as set forth on Schedule 2.15, Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against Buyer for any brokerage commission or like payment.

Section 2.16           Employee Matters. Schedule 2.16 lists the names of all employees affiliated with the Branches (the “Branch Employees”) as of the date of this Agreement and states for each such individual his or her position, dates of employment with Seller, years of service, and present salary. Except for agreements that are generally required by Seller of its employees, no Branch Employee is a party to, or is otherwise bound by, any employment contract, agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and Seller, or to Seller’s Knowledge between any such employee and any third party, that in any way adversely affects or shall affect (a) the performance of his or her duties as a Branch Employee, or (b) the ability of the Branches to conduct business. Buyer shall not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement or plan solely as a result of the transaction contemplated by this Agreement except as otherwise set forth in this Agreement. No employee at the Branches is covered by a collective bargaining agreement. Seller is unaware of any efforts during the past three years to unionize any employees at the Branches. In relation to the Branches and to Seller’s Knowledge, no causes of action, claims, charges or administrative investigations for wrongful discharge, violation of employment contract or employment claims based upon any state or federal law, statute, public policy, order or regulation are pending or threatened against Seller. In relation to the Branches, Seller has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining and the payment of social security or other Taxes, and worker’s compensation or other insurance premiums. Seller agrees that Buyer shall not be bound to the terms of any existing employment, management, consulting, reimbursement, retirement, early retirement or similar agreement, whether active on the Closing Date or in discussion or negotiation, between Seller and any Branch Employee.

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Section 2.17           Employee Benefits. There are no liens or other claims which affect or could affect the Assets of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee, officer, or director of Seller, or the operation, sponsorship or participation of any such persons or by Seller in any employee benefit plan, program, procedure or other employee benefit practice, whether or not subject to the ERISA. There are no liabilities, breaches, violations or defaults under any “Employee Welfare Benefit Plan” or “Employee Pension Benefit Plan” (as such terms are defined in Section 3(1) and Section 3(2) of ERISA, respectively) or any other arrangement, plan, or program or contract sponsored, maintained or contributed to by Seller that would subject the Assets, Buyer, Buyer’s employee benefit plans, or any fiduciaries of Buyer’s employee benefit plans to any Tax, penalties or other liabilities. Seller shall retain all liabilities and assume all obligations with regard to all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, deferred compensation plans, early retirement plans, bonus or incentive programs, severance pay plans or programs, or any similar plans, programs or obligations sponsored by Seller.

Section 2.18           No Material Adverse Effect. Except as disclosed in the representations and warranties made hereunder, there has been no Material Adverse Effect since December 31, 2019. No material liabilities affecting the Branches have been incurred since December 31, 2019, other than those arising from normal transactions in the ordinary course of business.

Section 2.19           Representations Not Misleading. No representation or warranty by Seller contained in this Agreement, and no statement made by Seller contained in any other agreement contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or shall be made, not misleading.

Section 2.20           Compliance with Laws. Seller’s conduct of banking business at the Branches is in compliance in all material respects with all applicable law and all governmental entity interpretations thereof. Without limiting the foregoing, the operations of Seller are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the bank secrecy and other anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller with respect to the bank secrecy or other anti-money laundering laws is pending or, to Seller’s Knowledge, threatened.

Section 2.21           FIRPTA. Seller is not a foreign person within the meaning of the Code Section 1445.

Section 2.22           Limitation. SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II ARE EXPRESSLY IN LIEU OF ALL (AND SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY) OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER RELATING TO THE ASSETS, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTIBILITY, HABITABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE WITHOUT RECOURSE ON AN “AS-IS,” “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT THE ASSETS ARE SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING.

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Article III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer represents and warrants to Seller as set forth below. Buyer shall be deemed to have “Previously Disclosed” items to the extent such items have been disclosed in writing by Buyer to Seller’s chief executive officer or chief financial officer. Buyer shall be deemed to have “Previously Disclosed” items with respect to the representations and warranties contained in this Article III to the extent such items are included in the Schedules or Buyer’s filings with the U.S. Securities and Exchange Commission.

Section 3.1               Organization and Standing. Buyer is a Colorado chartered bank duly organized, validly existing, and in good standing under the laws of the State of Colorado. Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Buyer is an insured financial institution as defined in the FDIA, and all of its deposits are insured by the FDIC to the full extent provided by law.

Section 3.2               Execution and Delivery. Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the Regulatory Approvals and other required consents are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing shall be, duly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3               No Conflicts; Consents.

(a)               The execution, delivery and (provided the required regulatory and shareholder approvals and other consents, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby shall not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, (a) any provision of the Certificate of Formation or Bylaws (or equivalent governing documents) of Buyer, or (b) any mortgage, indenture, lease, agreement or other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties.

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(b)               Other than as set forth in Section 3.6, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Buyer of the transactions contemplated hereby.

Section 3.4               Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Buyer’s Knowledge, threatened against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 3.5               Brokerage Fees. Except as set forth on Schedule 3.5, Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or like payment.

Section 3.6               Regulatory Conditions.

(a)               Buyer is an “eligible depository institution,” as defined in 12 C.F.R. § 303.2(r). Buyer has a Community Reinvestment Act (“CRA”) rating of “satisfactory” or better. Buyer has neither been informed that its current CRA rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Buyer have its current CRA rating lowered.

(b)               There are no pending or, to Buyer’s Knowledge, threatened disputes or controversies between Buyer and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the ability of Buyer to perform any of its financial or other obligations under this Agreement, including the ability of Buyer to timely consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Buyer been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

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(c)               Except for the filing of the appropriate applications with the FDIC, the Federal Reserve, and the Colorado Division of Banking (“CDB”), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or agency (acting in any capacity) is required by or with respect to Buyer or any subsidiary of Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on the ability of Buyer to perform any of its financial or other obligations under this Agreement, including the ability of Buyer to timely consummate the transactions contemplated by this Agreement. Buyer has not received notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Buyer has no reason to believe that any condition or fact exists with respect to Buyer that would impede or delay receipt of the Regulatory Approvals to consummate the transactions contemplated by this Agreement.

(d)               Buyer is, and on a pro forma basis giving effect to the transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. § 208.43(b)(1), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Buyer, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Buyer’s capital or compliance with any capital requirement, standard or ratio.

(e)               Buyer has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any regulatory authority as a condition to the receipt of any of the Regulatory Approvals.

(f)                Buyer has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

Section 3.7               No Financing. On the Closing Date, Buyer will have sufficient cash on hand to consummate the transactions contemplated by this Agreement, including to pay the Payment Amount, if applicable, and any adjustments thereto and to pay any other amounts to be paid by it under this Agreement consistent with the terms of this Agreement.

Section 3.8               Representations Not Misleading. No representation or warranty by Buyer contained in this Agreement, and no statement made by Buyer contained in any other agreement contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or shall be made, not misleading.

Section 3.9               Compliance with Money Laundering Laws. The operations of Buyer are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the bank secrecy and other anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Buyer with respect to the bank secrecy or other anti-money laundering laws is pending or, to the Knowledge of Buyer, threatened.

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Article IV.
COVENANTS OF SELLER

Section 4.1               Commercially Reasonable Efforts. Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement; provided, however, that nothing in this Section 4.1 shall obligate Seller to pay costs or expenses or incur any other obligations on behalf of Buyer.

Section 4.2               Information for Governmental Applications. Seller shall promptly, but in no event later than ten (10) Business Days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller reasonably required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, provided, however, that Seller shall use commercially reasonable efforts to, within three (3) Business Days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller reasonably required for inclusion in any response by Buyer to any request from any governmental body for additional information in connection with or relating to such application or statement. Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller shall otherwise reasonably cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

Section 4.3               Required Acts of Seller. From the date of this Agreement until the earlier of the Closing or termination of this Agreement (unless otherwise noted herein), Seller shall, with respect to the Branches, unless otherwise permitted in writing by Buyer:

(a)               operate the Branches in the normal course of business consistent with past practices or Seller’s practices generally (except that, from and after the date of this Agreement, and notwithstanding anything herein to the contrary, Seller may make changes to lending approval authorities of Branch Employees to the extent Seller reasonably determines necessary or prudent in connection with the transactions contemplated hereby);

(b)               use commercially reasonable efforts to preserve the business of the Branches intact and to retain the present customers, depositors, suppliers, officers and employees of the Branches; provided, however, that nothing in this subsection shall obligate Seller to take any actions that are inconsistent with Seller’s past practices or Seller’s practices generally;

(c)               perform all of its obligations under contracts, leases and documents relating to or affecting the Assets, properties and business associated with the Branches, except such obligations as Seller may in good faith reasonably dispute;

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(d)               maintain all Personal Property and all improvements on the premises of the Branches in their current operating condition and repair, ordinary wear and tear excepted;

(e)               maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(f)                continue to follow policies, procedures and practices regarding the identification, monitoring, classification and treatment of all Assets in substantially the same manner as it has in the past;

(g)               withhold from each payment made to each of its employees housed at the Branches the amount of all Taxes (including federal income Taxes, FICA Taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h)               as applicable, continue to depreciate the Assets in accordance with GAAP applied on a basis consistent with prior periods; and

(i)                 reasonably cooperate with and assist Buyer in assuring the orderly transition of the business of the Branches to Buyer from Seller; provided, however, that nothing in this subsection shall obligate Seller to pay costs or expenses or incur any other obligations on behalf of Buyer.

Section 4.4               Prohibited Acts of Seller. From the date of this Agreement until the earlier of the Closing or termination of this Agreement, Seller shall not, with respect to the Branches, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned):

(a)               increase the salary, remuneration, compensation or benefits of any of the Branch Employees, except in the ordinary course of business (but in any event not greater than three percent (3%) of such Branch Employee’s base salary, unless associated with Seller’s annual salary increase program) and except for payments under a retention plan for Branch Employees, provided, that the amount will not exceed twenty-five percent (25%) of such Branch Employee’s base salary;

(b)               promote any Branch Employee, materially change the number of Branch Employees, or hire any person as a Branch Employee without providing Buyer with at least two (2) Business Days’ prior written notice of such hire;

(c)               take any action or omit to take any action that will cause or permit a material breach of any of the Assumed Contracts or the Branch Leases or terminate or modify any Assumed Contract or Branch Lease except in the ordinary course of business;

(d)               take any action that would reasonably be likely to result in a Material Adverse Effect with respect to the Branches;

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(e)               make, or incur any obligation to make, any capital expenditures or enter into any contracts to make such expenditures with respect to the Branches, in either case in an aggregate amount in excess of $50,000, provided that Seller can make any emergency repairs required to restore the Branches to a safe operating condition;

(f)                make any material modifications to any of the Assets or Assumed Liabilities, except in the ordinary course of business consistent with past practice or Seller’s practices generally;

(g)               cause the Branches to directly solicit any deposits associated with out-of-area relationships or brokered deposits;

(h)               sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets in the ordinary course of business consistent with past practice or Seller’s practices generally;

(i)                 bid for any public funds deposits, except for public funds with existing deposit relationships;

(j)                 cause the transfer from the Branches to Seller’s other operations of any Deposits (except upon the unsolicited request of the Depositors);

(k)               (i) fail to follow or, other than in the ordinary course of business consistent with past or general practice or as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Branches, Assets and Assumed Liabilities, materially alter, its interest rate, credit policies or fee pricing policies or practices with respect to the Deposits or the Loans, or (ii) offer rates on the Deposits that are not generally equivalent to rates offered on deposits in geographically-comparable locations to the Branches; and

(l)                 enter into any forbearance agreement or waive any covenant with respect to the Loans.

Section 4.5               Access; Pre-Closing Investigation. Prior to the Closing Date, Seller shall grant a limited number of officers and authorized representatives of Buyer reasonable access mutually agreeable in scope and only during Seller’s normal business hours to the properties, books and records of Seller pertaining to the Assets, Assumed Liabilities and employees of the Branches in order that Buyer may have opportunity to make such reasonable investigation, conducted in the least disruptive manner possible, of the Assets and Assumed Liabilities, including reasonable access sufficient to verify the value of the Assets and the Assumed Liabilities and the satisfaction of the conditions precedent to Buyer’s obligations described in Article VI. Seller agrees at any reasonable time, and from time to time, prior to the Closing Date to furnish to Buyer as soon as practicable, any additional information pertaining to the Assets and Assumed Liabilities that Buyer may reasonably request, including customer files and electronic records of Seller that Buyer may reasonably request in preparation for and to facilitate the data processing conversion relating to Buyer’s purchase of the Assets and assumption of the Assumed Liabilities; provided that Seller can do so without incurring any additional cost (any additional cost to be incurred shall be paid to Seller by Buyer in advance of Seller’s needing to comply with such request). In addition, Seller shall provide Buyer reasonable access to the Branches for a mutually agreeable period of time preceding the Closing Date for the purpose of installing equipment; provided that any such installation shall be at Buyer’s cost and, in the event that this Agreement is terminated for any reason, any equipment so installed shall be promptly removed at Buyer’s cost; and provided further that Seller shall have the right, for security or other legitimate business reasons, to reasonably prohibit such installation if it will, or in Seller’s good faith judgment is reasonably likely to, interfere with or make less secure Seller’s business or the operation of the Branches prior to the Effective Time. Buyer agrees to conduct its investigations hereunder during normal business hours of the Branches and in a manner which does not unreasonably interfere with the normal operations of the Branches and Buyer further agrees to cause the installation of such equipment, to the extent permitted hereunder, to be effected in a manner intended to minimize disruption to the operation and security of the Branches.

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Section 4.6               Access to Records After the Closing Date.

(a)               For a period of six (6) months after the Closing Date, (i) each of the parties shall permit the other, at such other party’s sole expense, reasonable access mutually agreeable in scope to any applicable Records in its possession or control relating to matters arising on or before the Closing Date in connection with operation of the Branches and reasonably necessary, solely in connection with (A) accounting purposes, (B) regulatory purposes, (C) any legal obligation owed by such party to any present or former depositor or other customer, or (D) Tax purposes, subject to confidentiality requirements, and (ii) each of the parties shall make its personnel available by telephone during normal business hours and upon reasonable advance notice to respond to reasonable inquiries made by the other party relating to the operation of the Branches prior to the Closing Date. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Buyer or Seller, shall be maintained for the greater of (x) the time required under the possessing party’s retention policies and practices, and (y) such periods as are required by applicable law, unless the parties shall agree in writing to a longer period.

(b)               Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with the confidentiality obligations of this Agreement.

Section 4.7               No Offers or Negotiations. Neither Seller nor any of its affiliates shall, directly or indirectly, through any officer, director, shareholder, agent or other person, solicit submission of proposals or offers from any other person (including any of its or their officers, directors, employees or significant shareholders) relating to any acquisition or purchase of any portion of the Assets or Assumed Liabilities, or any other possible transaction which would materially impair or otherwise materially interfere with the consummation of the transactions contemplated hereby.

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Section 4.8               Additional Financial Statements and Information. Within twenty-one (21) days following the end of each calendar month from the date hereof until the Closing Date, Seller shall furnish Buyer with unaudited financial statements without footnotes or adjustments as of each month end with respect to the Branches.

Section 4.9               Notice of Adverse Changes, Litigation and Claims. Seller shall as soon as practicable notify Buyer in writing if Seller becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in Seller’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 4.10           Notices to Customers. At least thirty (30) days prior to the Closing Date, and provided that all Regulatory Approvals have been received by the parties, Seller agrees to mail or cause to be mailed at Buyer’s expense, to each of the Depositors, and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Assumed Liabilities or the operations of the Branches as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law or regulation, including Regulation DD (12 C.F.R Part 230). Each such notice shall be in form and substance that complies with applicable law and is acceptable to each party hereto, such approval not to be unreasonably withheld. At least fifteen (15) days prior to the Closing Date, and provided that all Regulatory Approvals have been received by the parties, Seller agrees to mail or cause to be mailed appropriate notices of the transfer of servicing with respect to any of the Loans that are subject to the notice requirements of the Real Estate Settlement and Procedures Act (“RESPA”). The content of such notices shall be sufficient to satisfy the related requirements of RESPA and its implementing regulations.

Section 4.11           Supplemental Schedules. At least ten (10) Business Days before the Closing, Seller shall provide Buyer with supplemental Schedules to be delivered by Seller pursuant to this Agreement, reflecting any material changes thereto between the date of this Agreement and the date thereof.

Section 4.12           Consents. From the date hereof until the Closing or the earlier termination of this Agreement, Seller agrees to use commercially reasonable efforts to obtain and secure all consents set forth on Schedule 2.3(b).

Section 4.13           Notice to Landlords. With respect to each of the Branch Leases, Seller agrees to (a) notify the landlord/lessor of Seller’s assignment of the Branch Lease to Buyer as contemplated by this Agreement within the requisite timeframes set forth in the Branch Lease, and (b) perform any other actions reasonably required by the terms of the Branch Lease to assign Seller’s interest in the Branch Lease to Buyer effective as of the Effective Time.

Section 4.14           Loan Putback. Seller shall have until the date which is ten (10) days after the Closing Date (the “Cure Period”) within which to cause to be brought current any Loan that is thirty (30) days or more past due as of the close of business on the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges and agrees that Buyer shall have the right to put and sell for the outstanding principal balance as of the put date, plus accrued and unpaid interest, any Loan that is thirty (30) days or more past due at the close of business on the Closing Date (except any Loan with respect to which Buyer has taken action, by changing the terms and conditions thereof or otherwise, which has materially affected the collectability, rating, or collateral value of the Loan) and that remains thirty (30) days or more past due at the open of business on the day immediately after the expiration of the Cure Period to the Seller for a period of ten (10) days following the Cure Period, and Seller agrees to purchase such Loans as described herein within three (3) Business Days of receipt of written notice of such put by Buyer (all such Loans are hereinafter referred to as “Putback Loans”). Except to the extent of Buyer’s or its affiliates’ negligence or willful misconduct, Seller agrees to indemnify and hold Buyer harmless for any and all liabilities of Buyer or any of its affiliates arising out of or in connection with such Putback Loans either prior to, or from and after, the Closing Date, including all Taxes, which obligations and liabilities shall be Retained Liabilities for purposes of this Agreement. If Buyer must bring suit to specifically enforce Seller’s obligation under this Section 4.14 to purchase the Putback Loans, Buyer shall be entitled to recover from Seller its reasonable costs and expenses (including reasonable attorneys’ fees) related thereto.

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Article V.
COVENANTS OF BUYER

Section 5.1               Commercially Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.2               Regulatory Filings. Buyer shall promptly, but in no event later than thirty (30) days after the parties’ execution of this Agreement, file or cause to be filed applications for all Regulatory Approvals. Buyer shall use its commercially reasonable best efforts to obtain such Regulatory Approvals at the earliest practicable time. Buyer shall provide Seller with copies of all non-confidential portions of any application, statements or correspondence submitted to or received from any regulatory authorities in connection with the transactions contemplated by this Agreement. Buyer shall accept any reasonable comments or changes suggested by the Seller. Buyer shall promptly advise Seller upon receiving any communication from any regulatory authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes Buyer to reasonably believe that the Regulatory Approvals or any other required consents will not be obtained or that the receipt of any such approval or consent will be materially delayed.

Section 5.3               Notice of Adverse Changes, Litigation and Claims. Buyer shall promptly notify Seller in writing if Buyer becomes aware of (a) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (b) any litigation against Buyer if such litigation might prevent consummation of the transactions contemplated by this Agreement. Buyer shall not knowingly violate any laws relating to servicing, unfair credit collection, or foreclosure practices in connection with the Loans.

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Section 5.4               Change of Name, Notice to Customers.

(a)               Buyer shall draft and otherwise cooperate with Seller to provide the notices described in Section 4.10 prior to the Closing Date.

(b)               After the Closing Date, Buyer shall, at Buyer’s expense, (i) as soon as practicable, but in no event later than two (2) Business Days after the Closing Date, change the name on all documents and facilities relating to the Branches from Seller’s name to Buyer’s name, except as otherwise provided in Section 1.2, and (ii) starting promptly after the Closing Date, mail written notice by first class mail to all customers of the Branches as of the Closing Date, all Depositors and all borrowers with respect to the Loans, of the consummation of the transactions contemplated by this Agreement, the form and substance of such notice being mutually satisfactory to Buyer and Seller.

Section 5.5               Use of Name. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right of license to use, the name of Seller or any of its affiliates in connection with the Branches or otherwise. Accordingly, Buyer shall not use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Seller or its affiliates, or any sign, display or similar material of Seller or its affiliates or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of Seller or its affiliates or bearing Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller’s prior consent after Closing, and then only if Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including operating manuals, training manuals and public relations, explanatory or advertising materials. No agency relationship exists between the parties hereto. At no time, whether before or after Closing Date, shall Buyer transact any business in the name of Seller or its affiliates or in any way hold itself out as the actual or apparent agent of Seller or its affiliates.

Section 5.6               Solicitation of Customers of the Branch. From and after the execution and delivery of this Agreement and until the Closing Date, unless this Agreement is terminated by Buyer pursuant to Sections 11.1(b) through 11.1(f) or by mutual agreement of Buyer and Seller pursuant to Section 11.1(a), Buyer shall not directly solicit customers of Seller.

Article VI.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

Section 6.1               Compliance with Representations, Warranties and Agreements. The representations and warranties made by Seller in this Agreement or in any Schedule delivered to Buyer in connection with this Agreement (considered both individually and collectively) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, with respect to representations and warranties which are qualified by their terms by a reference to “material,” “materially,” “in all material respects,” “Material Adverse Effect” or the like, such representations and warranties as so qualified made by Seller in this Agreement or in any Schedule delivered to Buyer pursuant to this Agreement (considered both individually and collectively) shall be true and correct in all respects. Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Seller before or at the Closing.

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Section 6.2               Necessary Corporate Actions. Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

Section 6.3               Regulatory Approvals. Buyer shall have received all required approvals, acquiescences, non-objections or consents, all on terms and conditions satisfactory to Buyer, from all necessary governmental agencies and authorities to consummate the transactions contemplated by this Agreement, including the approval of the FDIC and the CDB for Buyer to acquire the Assets and assume the Assumed Liabilities and to establish a branches of Buyer at the locations of the Branches (collectively, “Regulatory Approvals”), such Regulatory Approvals shall be in full force and effect and all waiting periods imposed by law or regulation shall have expired, unless any Regulatory Approval imposes any condition or requirement that in the reasonable judgment of Buyer would materially, adversely impact the economic or business benefits of the transactions contemplated by the Agreement.

Section 6.4               No Material Adverse Effect. Since December 31, 2019, through the Closing Date, there has not been any condition, event, change or occurrence that has had or is reasonably likely to have a Material Adverse Effect on the Branches.

Section 6.5               No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the Assets or the Assumed Liabilities once acquired by Buyer, (c) impose material limits on the ability of Buyer to consummate the Agreement or the transactions contemplated hereby, or (d) if the Agreement or the transactions contemplated hereby are consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall have been threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

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Section 6.6               Consents of Third Parties. Seller shall have obtained all consents of third parties set forth on Schedule 2.3(b) in form and substance reasonably satisfactory to Buyer, necessary to consummate the transactions contemplated by this Agreement.

Section 6.7               Reserved.

Article VII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Seller.

Section 7.1               Compliance with Representations, Warranties and Agreements. The representations and warranties made by Buyer in this Agreement or in any Schedule delivered to Seller in connection with this Agreement (considered both individually and collectively) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, with respect to representations and warranties which are qualified by their terms by a reference to “material,” “materially,” “in all material respects,” “Material Adverse Effect” or the like, such representations and warranties as so qualified made by Buyer in this Agreement or in any Schedule delivered to Seller pursuant to this Agreement (considered both individually and collectively) shall be true and correct in all respects. Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer before or at the Closing.

Section 7.2               Necessary Corporate Actions. Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

Section 7.3               Governmental and Other Approvals. Buyer shall have received all required approvals, acquiescence, non-objections or consents from, and made all required filings with, all governmental agencies and authorities in respect of the transactions contemplated by this Agreement, including the approval of the FDIC and the CDB for Buyer to acquire the Assets and assume the Assumed Liabilities and to establish a branch of Buyer at each location of the Branches.

Section 7.4               No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) if the Agreement or the transactions contemplated hereby is consummated, subject Seller or any officer, director or employee of Seller to criminal or civil liability, or (c) impose material limits on the ability of Seller to consummate this Agreement, or the transactions contemplated hereby. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall have been threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

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Section 7.5               Consents of Third Parties. Seller and Buyer shall have obtained all consents of third parties in form and substance reasonably satisfactory to the parties, necessary to consummate the transactions contemplated by this Agreement.

Article VIII.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION

Section 8.1               Survival. The parties’ respective representations and warranties contained in this Agreement shall survive the Closing for one (1) year after the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Section 2.1, 2.2 and 2.3 and Section 3.1, 3.2, and 3.3 shall survive for two (2) years after the Closing Date, and (ii) the representations and warranties set forth in Section 2.11 shall survive until the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party prior to the expiration of the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed or complied with in full or until the obligation to so perform or comply shall have expired; provided, however, that the covenant contained in the last sentence of Section 5.3 shall survive for one (1) year after the Closing Date. Notwithstanding anything herein to the contrary, no claim may be made against, and no liability (including indemnification obligations arising under this Agreement) shall attach to, a party based on a representation or warranty contained in this Agreement after the expiration of the applicable Survival Period.

Section 8.2               Indemnification by Seller. If the Closing occurs and subject to the terms and conditions of this Article VIII (including and for the avoidance of doubt, those terms and conditions set forth in Section 8.1), Seller agrees, effective as of the Closing, to indemnify, save, defend and hold harmless Buyer and each of its officers, directors, shareholders and representatives (collectively, “Insiders” and together with Buyer, the “Buyer Indemnified Parties”), from and against, and shall reimburse the Buyer Indemnified Parties with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind (collectively, “Losses”), imposed on, incurred by or asserted against the Buyer Indemnified Parties (or any of them) by reason of a third-party claim, action, or proceeding in any way relating to or arising from or out of:

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(a)               a breach of warranty or inaccuracy of representation of Seller contained in this Agreement or any schedule or certificate delivered pursuant hereto or as part of the transactions contemplated hereby; provided, however, to the extent such representations or warranties are qualified by the term “material” or contain the term “Material Adverse Effect,” such representations and warranties should be read without such qualifications for purposes of determining the amount of damages for such breach, but shall be read with such qualifications for purposes of determining whether there has been a breach;

(b)               operation of the Branches prior to the Effective Time;

(c)               the Retained Liabilities (including, for the avoidance of doubt, the litigation identified on Schedule 2.4);

(d)               a breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement pursuant to this Agreement; or

(e)               the termination of employment by Seller prior to the Effective Time of any individual who is an officer or employee of Seller, including claims arising pursuant to all applicable employment laws (except for any actions or obligations of Buyer in connection with such termination, including, without limitation, the Buyer’s failure to offer any Branch Employee an offer of employment).

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

Section 8.3               Indemnification by Buyer. If the Closing occurs and subject to the terms and conditions of this Article VIII, Buyer hereby agrees, effective as of the Closing, to indemnify, save, defend and hold harmless Seller and each of its Insiders (collectively, the “Seller Indemnified Parties” and collectively, with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and shall reimburse the Seller Indemnified Parties with respect to, any and all Losses imposed on, incurred by or asserted against the Seller Indemnified Parties (or any of them) by reason of a third-party claim, action, or proceeding in any way relating to or arising from or out of:

(a)               a breach of warranty or inaccuracy of representation of Buyer contained in this Agreement or any schedule or certificate delivered pursuant hereto or as part of the transactions contemplated hereby; provided, however, to the extent such representations or warranties are qualified by the term “material” or contain the term “Material Adverse Effect,” such representations and warranties should be read without such qualifications for purposes of determining the amount of damages for such breach, but shall be read with such qualifications for purposes of determining whether there has been a breach;

(b)               ownership or operation of the Branches after the Effective Time;

(c)               the Assets (but only to the extent that claims arise after the Effective Time) or the Assumed Liabilities;

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(d)               a breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement executed pursuant to this Agreement;

(e)               any Taxes, including interest and penalties, required to be paid by Buyer or its successor, which relate to the Assets, Assumed Liabilities, or the Branches after the Effective Time; or

(f)                except as otherwise provided herein, employment claims that arise on or after the Closing Date with respect to the employment on or after the Closing Date by Buyer of any Retained Employee (including, without limitation, claims pursuant to all applicable employment laws), as well as claims related to the failure of Buyer to make an offer of employment to any Branch Employee.

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

Section 8.4               Limit on Indemnities. Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

(a)               The indemnifying party shall not be liable for any claim covered by the indemnities under Section 8.2(a) or Section 8.3(a) unless the indemnifying party has been notified of such claim prior to the earlier of the expiration of the applicable Survival Period or the date that is eighteen (18) months following the Closing Date; and

(b)               Neither Seller nor Buyer shall be liable for any indemnification under this Article VIII unless and until the individual and aggregate Losses for which they would otherwise be liable under this Article VIII exceed $100,000 (the “Deductible”), at which point Seller or Buyer, as applicable, shall be liable for all aggregate Losses, up to and in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller or by Buyer pursuant to this Article VIII, shall be an amount equal to $2,000,000. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any Tax benefits actually received by the indemnified party.

Section 8.5            Mitigation of Damages. In all situations arising out of this Agreement, the Indemnified Party shall use commercially reasonable efforts to avoid and minimize the Losses arising out of, based upon, attributable to or resulting from the matters referred to in Section 8.2 or Section 8.3, as applicable.

Article IX.
OPERATIONAL AND OTHER AGREEMENTS

Section 9.1               Replacement of Customer Check Stock and ATM and Debit Cards. Buyer shall use commercially reasonable efforts, but no later than ten (10) Business Days before Closing Date, to mail, at Buyer’s expense, to each Depositor whose account may be accessed by check, ATM card, or debit card, a letter approved by Seller requesting that such Depositor cease writing checks as of the Closing Date on Seller’s check stock and using Seller’s ATM or debit card against such account and notifying the Depositors that the debit cards of Seller will not work effective as of the Closing Date. At such time as Buyer mails each such notice to each Depositor, Buyer shall also forward to each Depositor new checks on Buyer’s check stock and new ATM or debit cards on Buyer’s bank identification number, which the Depositor may draw upon Buyer for the purpose of effecting transactions with respect to such Deposits. The parties shall use commercially reasonable efforts to develop procedures (a) that shall cause checks drawn on Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through Buyer’s then current clearing procedures and (b) to provide for the orderly processing of trailing ATM and debit card transactions.

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Section 9.2               Payment of Checks, Drafts, and Orders. After the Effective Time, Buyer agrees (a) to pay, in accordance with applicable law, the Deposit Agreements and customary banking practice, all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof, and (b) in all other respects to discharge, in accordance with applicable law, the Depository Agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. If, after the Effective Time, any of the Depositors demand payment from Seller for all or any part of any Deposit, Seller will not be liable or responsible for making such payment. As of the Closing Date, Buyer will become the “holder in due course” of all the Deposits that Buyer assumes under this Agreement. Buyer will be responsible for the escheat of any property for which it becomes the holder and that becomes abandoned during the calendar year in which the Closing occurs. For a period not to exceed ninety (90) days following the Closing, to the extent not otherwise addressed by this Agreement, the parties agree to use commercially reasonable efforts to settle (and apply appropriate credit to the other party) all deposit transactions, drafts, clearing items, return items and other items or payments received in connection with the Assets transferred or the Assumed Liabilities.

Section 9.3               Clearing Items. During the ninety (90)-day period after the Closing Date, if it is not possible to clear checks and other items drawn on a Deposit account through Buyer’s then current clearing procedures, Seller shall make provisional settlement to the presenting institution and shall forward such checks and other items on such Deposit to Buyer, no later than the next Business Day after receipt thereof, and Buyer shall reimburse Seller for such provisional settlement within one (1) Business Day. Upon the expiration of the ninety (90)-day period, Seller shall cease forwarding checks and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to Buyer, Buyer shall assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation), including determining whether to honor or dishonor such items and giving any required notification for the return of items.

Section 9.4               Returned Items. Buyer agrees, no later than the start of the second Business Day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within ninety (90) days after Closing as not collected. Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer the Depositor has with Buyer at the time Seller makes the demand as aforesaid; but if before the Closing Seller had placed a “hold” or other similar protective measure on the Depositor’s account with respect to such item and after Closing Buyer removes the hold or other protective measure other than as required under applicable law or regulation, then Buyer shall be obligated to pay to Seller in full on account of such uncollected item. So long as any hold or other protective measure placed on the Depositor’s account with respect to such item complies with applicable law, the placing of any such hold or other protective measure shall not be deemed a breach of this Agreement.

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Section 9.5               Data Processing and Utilities. In anticipation of the data processing conversion, Seller shall provide reasonable cooperation to Buyer at Seller’s expense in converting the current data processing activities of the Branches contained in the Seller’s core data processing system to Buyer’s core data processing system (provided, however, that nothing herein shall obligate Seller to pay Buyer’s conversion costs, expenses, or fees, including costs, expenses, or fees associated with conversion imposed on Buyer by its vendors). In connection with the foregoing, Seller shall use commercially reasonable efforts to deliver to Buyer a list of the Deposits (customer names, addresses and Tax identification numbers, balances and maturities of all certificates of deposits and IRA Deposits), grouped by deposit type, and original or duplicate copies (which may include electronic copy, magnetic tape, disc storage, card forms and printed copy) of all customer information files and customer records, to permit the orderly operation and conversion to Buyer’s system of the data processing operations of the Branches, but in no event will either party be required to provide to the other party any information or documentation that would cause the providing party to be in breach of any license or other agreement to which the providing party is subject. Within five (5) Business Days after the date hereof, Seller and Buyer shall each designate an appropriate officer or officers to be responsible for the necessary cooperation of the parties and to act as an initial contact for responding to questions and requests for information related to the data processing conversion.

Section 9.6               Compliance with Garnishments and Similar Orders. After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, Tax liens and order of any governmental entity in effect with respect to the Deposits, and Buyer will not pay any Deposits in violation of such garnishments, orders or Tax liens or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

Section 9.7               Direct Deposit Arrangements. Seller shall use commercially reasonable efforts to assist customers of the Branches in transferring to Buyer all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits. For one hundred twenty (120) days after the Closing Date, Seller shall, no later than the next Business Day after receipt thereof, remit and transfer by electronic transmission to Buyer all direct deposits intended for the Deposits. Thereafter, Seller may discontinue accepting and forwarding automated-clearing-house and Fed-wire entries and funds and return such direct deposits to the originators marked “Account Closed.”

Section 9.8               Direct Debit Arrangements. With respect to all Deposits that have arrangements providing for direct debit of such accounts by third parties (“Direct Debit Accounts”), for one hundred twenty (120) days after the Closing Date, Seller shall forward to Buyer all direct debits on Direct Debit Accounts on the Business Day after receipt thereof, and shall give Buyer a daily accounting of such debits to Buyer’s clearing account. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.”

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Section 9.9               IRA Deposits. With respect to IRA Deposits, Seller shall use commercially reasonable efforts to take appropriate action to appoint Buyer as successor custodian of all such IRA Deposits effective as of the Closing Date, including sending to the Depositors thereof appropriate notices, and filing any appropriate applications with applicable regulatory authorities. At the Effective Time, Buyer shall accept appointment as custodian with respect to such IRA Deposits and shall perform all of the duties so transferred and comply with the terms of Seller’s agreement with the Depositor of the IRA Deposits affected thereby. Seller shall deliver to Buyer after the Closing Date on a commercially reasonable schedule all of the documents in Seller’s possession governing each IRA Deposit that is included in the Deposits. Seller shall prepare and file all reports to government authorities required to be filed for the period ending on the Closing Date and all prior periods. Buyer shall be responsible for all such reporting for periods commencing on the day after the Closing Date.

Section 9.10           Final Statements. Seller shall render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and shall comply with all laws, rules and regulations regarding Tax reporting of transactions of such accounts through the Effective Time; but Seller will not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller shall be entitled to impose normal fees and service charges on a per-item basis.

Section 9.11           Interest Reporting and Withholding. All Tax information reporting and filing requirements and all Tax withholding requirements with respect to the Assets and the Assumed Liabilities are the responsibility of Seller up to and through the Closing Date and the responsibility of Buyer thereafter.

Section 9.12           Loans. In connection with the transfer of the Loans, Seller and Buyer agree as follows:

(a)               At the request of Buyer, Seller shall use commercially reasonable efforts to reasonably assist and cooperate with Buyer, at Buyer’s cost and expense, in:

(i)                 demanding, suing for, collecting, or receiving, any money or property at any time payable or receivable on account of or in exchange for any of the collateral securing the Loans, and in connection therewith, endorsing checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the collateral securing the Loans or any policy of insurance securing the Loans;

(ii)              executing any uniform commercial code financing statements or continuation statements with respect to the security interests in the collateral securing the Loans, and protecting and preserving the collateral securing the Loans, including the protection and prosecution of all rights included in the collateral securing the Loans; and

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(iii)            executing, endorsing and recording certificates of title for vehicles and any other instruments or documents necessary to effect the transfer of the Loans or other Assets under the terms of this Agreement.

(b)               Each of Buyer and Seller shall use commercially reasonable efforts to comply with all notice and reporting requirements of the Loan documents or of any law or regulation with respect to the transfer of such Loans.

(c)               For ninety (90) days after the Closing Date, within three (3) Business Days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall forward to Buyer such check or money order properly endorsed and payable to Buyer.

Section 9.13           Other Items. After the Effective Time, Seller agrees to deliver promptly, but in no event later than two (2) Business Days after receipt by Seller, to Buyer (a) any collected funds accepted by Seller for credit to any account included in the Deposits, (b) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the Payment Amount was made pursuant to Section 1.8 and which are accepted by Seller, and (c) any written notices or correspondence received by Seller relating to the Deposits or the Loans. Buyer shall pay to Seller promptly, but in no event later than two (2) Business Days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the Payment Amount was made pursuant to Section 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this Article IX, each of Seller and Buyer shall as soon as practicable after the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article IX. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article IX. Each of Buyer and Seller shall maintain the accounts so established for ninety (90) days after the Closing Date.

Section 9.14           Safe Deposit Box Business. From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to all safe deposit boxes located in the Branches, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefore in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such boxes. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branches in effect as of the Closing Date, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

Section 9.15           Noncompetition Agreement. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Assumed Liabilities, the payment of the Premium, and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of twelve (12) months following the Closing Date, none of Seller or any of its affiliates, including its directors, nor their respective successors or assignees will (a) establish, own or operate a branch or other office within a fifty (50) mile radius of any of the Branches (the “Noncompete Area”), (b) engage in any activity that provides services of the type conducted or rendered by Buyer within the Noncompete Area, or (c) directly solicit the banking business of any current customers of the Branches whose banking business or any part thereof is transferred to Buyer pursuant to the terms of this Agreement (other than through credit card general solicitations not directed solely at any particular person); provided, however, that these restrictions shall not apply with respect to customers of the Branches whose loans are not acquired or whose accounts are not assumed by Buyer, or where any aspect of the customer relationship is retained by the Seller in the transactions contemplated by this Agreement, or where Seller engages in such activities as a result of Seller’s merger with or acquisition of another financial institution. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.15 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.15 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

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Section 9.16           Books and Records. Buyer shall allow Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to Buyer (which notice shall specify the purpose of such inspection), and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by Seller from Buyer pursuant to this Section 9.16 shall be and remain confidential information known to Seller or otherwise contained in Seller’s books and records. Buyer shall maintain all material books and records relating to the Assets, the Assumed Liabilities and the business of the Branches for a period not to exceed the greater of (a) the period required by applicable law, rule or regulation or (b) two (2) years from the Closing Date, which books and records shall be kept in the format used by Buyer in the ordinary course.

Section 9.17           Electronic Records. After the Closing Date, Seller shall provide reasonable research assistance, on a case-by-case basis, with respect to the Assets and Assumed Liabilities, to the extent the Records are only available as Electronic Records and not de-converted for Buyer pursuant to Section 9.5. Seller shall use commercially reasonable efforts to comply with each reasonable research request made by Buyer on a timely basis, and Buyer agrees to reimburse Seller for its customary charges and research fees related to such request. Seller agrees to provide such research assistance until one hundred eighty (180) days following the Closing Date.

Section 9.18           Taxes.

(a)               Notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for the payment of all Taxes (including transfer Taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that Buyer shall not be responsible for, or have any liability with respect to, Taxes on any income to Seller arising out of this transaction. Seller and Buyer shall cooperate with each other in their respective efforts to minimize all Taxes and fees payable by them, if any, as a result of the transactions contemplated by this Agreement, provided that they can do so without incurring any out-of-pocket costs or expenses.

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(b)               Seller and Buyer will provide the other with such cooperation and information as each of them may reasonably request of the other in filing any Tax Returns, determining Tax liability for Taxes or rights to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the Assets. Such cooperation and information shall include providing copies of relevant Tax Returns, workpapers, or portions thereof imposed upon or related to the Assets. Each party shall make its employees available on a mutually convenient basis to provide explanation of any document, or information provided hereunder.

Section 9.19           Allocation of Purchase Price. The aggregate purchase price of the Assets and Assumed Liabilities under this Agreement shall be allocated on an allocation schedule to be agreed to by Buyer and Seller before the Closing. Within sixty (60) days after the Closing Date, Seller shall prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Buyer and shall submit such Form 8594 to Buyer for review. Buyer shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within fifteen (15) days after receipt, which Seller shall consider in good faith, and Buyer and Seller shall work together in good faith to resolve any disagreements and to the extent Buyer and Seller are unable to resolve any disagreements, the matter shall be referred to the Accountant whose decisions shall be final. The fees and expenses of such Accountant shall be borne equally by Seller on the one hand and Buyer on the other. The amounts shown on Form 8594 shall become final should Buyer fail to so inform Seller of any disagreement within fifteen (15) days. Buyer and Seller agree that they shall not take, nor shall they permit any affiliated person to take, for income Tax reporting purposes a position inconsistent with the allocation described in this Section 9.19, unless otherwise required pursuant to applicable law.

Article X.
EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with the Branch Employees regarding employment after the Closing:

Section 10.1           Notice to Employees and Information. With respect to all Branch Employees, as soon as reasonably practicable, but no later than ten (10) Business Days after the date of the execution of this Agreement, Seller shall notify each Branch Employee that Seller has entered into an agreement with respect to Buyer’s acquisition of the Branches.

Section 10.2           Potential Employment.

(a)               No later than forty-five (45) days after the date of the execution of this Agreement, Buyer will extend offers of employment to such Branch Employees as determined by Buyer in its sole and absolute discretion, such employment to be effective as of the first day after the Closing Date. Seller shall reasonably assist Buyer’s solicitation of the Branch Employees to accept employment with Buyer. Without limiting the foregoing, Seller shall permit Buyer to contact and solicit the Branch Employees promptly after Seller gives the notice described in Section 10.1 and shall reasonably cooperate with Buyer to establish procedures for Buyer to interview the Branch Employees. Buyer and Seller agree to use good faith efforts to retain Branch Employees through the Closing Date.

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(b)               Buyer shall notify Seller no later than fifteen (15) days after making the offers of employment described in Section 10.2(a) (or such longer period if a Branch Employee has not notified the Buyer of his or her decision, but in any event at least fifteen (15) days before the Closing Date) which Branch Employees have accepted Buyer’s offer of employment after Closing. Seller shall terminate the employment of all Branch Employees effective as of the Closing Date unless there is a permitted relocation as specified in Section 10.3. Branch Employees who accept offers of employment by Buyer before the Closing Date and become employees of Buyer by reporting for work with Buyer on the first Business Day after the Closing Date or within such other time as may be applicable to Branch Employees who may be taking paid time off or who may be on medical leave as of the Closing Date shall be referred to herein collectively as “Retained Employees” and each, a “Retained Employee.”

(c)               The Retained Employees shall be employed by Buyer after the Closing Date upon terms and conditions of employment substantially similar to those in effect with Seller immediately prior to the Closing Date and shall be entitled to receive benefits determined in accordance with Buyer’s benefit plans and policies in effect from time to time on the same basis as other similarly situated employees of Buyer. The Retained Employees will be granted service credit for the full amount of their employment service with Seller under each of Buyer’s benefit plans and programs for all purposes (other than benefit accrual under any defined benefit pension plan of Buyer) to the same extent such service was credited by Seller under a comparable plan of Seller (such service credit to include previous service credit applicable to receive Family and Medical Leave Act of 1993 (“FMLA”) benefits under Buyer’s FMLA policy) and shall be given credit under Buyer’s healthcare plans for all deductibles, co-pays and similar amounts paid or incurred under Seller’s healthcare plan for the year in which the Closing occurs; provided, however, that:

(i)                 to the extent permitted by applicable law and the terms of the applicable plan, Buyer’s Employee Pension Benefit Plans and Employee Welfare Benefit Plans (including vacation, paid time off, or similar policies) shall recognize (or be amended to recognize) the services of the Retained Employees for periods of employment by Seller on or before the Closing Date for purposes of eligibility, participation and vesting (if applicable);

(ii)              to the extent permitted by applicable law and the terms of the applicable plan, Buyer shall permit each Retained Employee to participate in any 401(k) Plan offered by Buyer (“Buyer’s 401(k) Plan”) and Buyer’s 401(k) Plan shall permit (or be amended to permit) the Retained Employees (A) to participate in Buyer’s 401(k) plan as of each Retained Employee’s date of hire with Buyer, (B) to be credited with vesting service which includes the Retained Employees’ service with Seller, and (C) to roll over any eligible rollover contributions, including outstanding plan loans, into Buyer’s 401(k) plan; and

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(iii)            to the extent permitted by applicable law and the terms of the applicable plan, Buyer shall cause its health benefit plans to (A) waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under Buyer’s health benefit plans, and (B) provide each Retained Employee with credit for co-payments and deductibles paid by such Retained Employee from the first day of the year in which Closing occurs to the last day of the month in which the Closing Date occurs.

(d)               All wages and salaries, workers’ compensation payments, and accrued and unused paid time off (to the extent payable in accordance with the applicable policy of Seller) and social security and unemployment Taxes of the Branch Employees shall be paid by Seller for the period before and including the Closing Date. Buyer shall have no liability to any current or former employees of Seller for any accrued wages, paid time off, pension obligations or any other employee benefits accrued as employees of Seller. Buyer shall have no liability and shall not assume obligations under any Employee Pension Benefit Plan or Employee Welfare Benefit Plan sponsored, maintained or contributed to by Seller or any other obligations (including health continuation coverage, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees or former employees at the Branches. Seller shall be solely responsible for fulfilling and resolving any disputes concerning its liabilities or obligations (including health continuation coverage, bonus, incentive, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the Branch Employees under any such employee benefit plan or with regard to any similar plans, programs, or arrangements sponsored, maintained or contributed to by Seller.

(e)               Subject to such Branch Employee’s delivery of an instrument releasing Seller and Buyer from any and all claims of such Branch Employee, Buyer agrees to pay a severance amount to each Branch Employee (i) who did not receive an offer of employment from Buyer pursuant to Section 10.2(a), and who is terminated by Seller effective as of the Closing Date or (ii) who is terminated by Buyer within the one year period following the Closing, in the amounts set forth on Schedule 10.2(e). Notwithstanding the foregoing, no severance payment will be due from Buyer to any Branch Employee who on or before one-year anniversary of the Closing Date (A) is terminated for cause (as defined in the employee handbook or generally applicable policies of Buyer), (B) declines Buyer’s offer of employment pursuant to Section 10.2(a), (C) voluntarily resigns, or (D) is relocated to another branch or office of Seller or any affiliate of Seller in accordance with Section 10.3.

(f)                Other than as set forth in Section 10.2(c) and Section 10.2(e), nothing contained herein will (i) confer upon any former, current or future employee of Seller or Buyer or any legal representative or beneficiary thereof any rights or remedies, including any right to continued employment for any specified period, or (ii) cause the employment status of any former, present or future employee of Buyer to be other than terminable at will.

Section 10.3           Non-Solicitation of Employees. From the date hereof until the Closing Date, Seller shall not relocate, or agree to relocate, any Branch Employee to another branch or office of Seller or any affiliate of Seller unless (a) Buyer has notified Seller that such Branch Employee will not receive an offer of employment from Buyer pursuant to Section 10.2(a) or Section 10.2(b) or (b) such Branch Employee has declined an offer of employment from Buyer. From and after the Effective Time, and for a period of one (1) year after the Closing Date, Seller and its respective successors and assigns shall not directly or indirectly solicit for hire any Retained Employee without the prior consent of Buyer, except by general solicitations through normal channels such as newspaper advertisements or electronic job postings that are not targeted solely at any specific Branch Employee.

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Article XI.
TERMINATION

Section 11.1           Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before or at the Closing as follows, and in no other manner:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by either Buyer or Seller, as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein, if the conditions precedent to such terminating party’s obligations to close specified in Article VI or Article VII, as applicable, have not been met or waived on or before two hundred forty (240) days following the date of this Agreement, or such later date as Seller and Buyer shall agree in writing;

(c)               by Buyer if there is any actual or threatened (in writing) litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Assumed Liabilities by, Buyer that, in the good faith judgment of Buyer, after consultation with counsel and Seller, makes it inadvisable to proceed with such transaction;

(d)               by Seller if there is any actual or threatened (in writing) litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Assumed Liabilities by, Buyer that, in the good faith judgment of Seller, after consultation with counsel and Buyer, makes it inadvisable to proceed with such transaction;

(e)               by Buyer or Seller if any application for regulatory or governmental approval necessary to consummate the transactions contemplated by this Agreement shall have been denied by a final, non-appealable order or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority; or

(f)                by either Buyer or Seller in the event of a material breach by the other party of any representation, warranty or agreement contained herein that is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party; but termination pursuant to this provision shall not relieve the breaching party of liability for such breach.

Section 11.2           Notice of Termination. The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.5.

Section 11.3           Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate, except (a) the liability of a party for expenses pursuant to Section 12.11 and (b) the provisions of Section 12.15 shall remain applicable. The exercise of a right to termination shall not be an election of remedies. Each party’s right of termination under Section 11.1 is in addition to any other right the party has for breach or otherwise, which shall survive termination unimpaired.

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Article XII.
MISCELLANEOUS

Section 12.1           Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)               “Applicable Percentage” means (i) if the Closing Date is on or before May 31, 2020, six and six one-hundredths percent (6.06%), (ii) if the Closing Date is after May 31, 2020, but on or before July 31, 2020, seven and six one-hundredths percent (7.06%), or (iii) if the Closing Date is after July 31, 2020, eight and six one-hundredths percent (8.06%).

(b)               “Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized or required to be closed in Denver, Colorado or Pine Bluff, Arkansas.

(c)               “GAAP” means generally accepted accounting principles, consistently applied.

(d)               “Knowledge” of a particular fact or other matter means information actually known by any member of such party’s board of directors, or information actually known by the president, chief executive officer, chief operating officer, chief administrative officer, chief financial officer, chief credit officer, chief retail officer, general counsel, chief people officer, or other executive officers performing the customary duties of the aforementioned persons, of such party.

(e)               “Material Adverse Effect” with respect to Branches means any condition, event, change, circumstance, occurrence or effect that, taken as a whole, has or is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, prospects, business, assets and deposits of the Branches, the Assets or the Assumed Liabilities; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect” on the Branches: (a) changes, after the date hereof, in laws and regulations or interpretations thereof by governmental entities generally applicable to depository institutions (including changes in state and federal Tax law, and changes in insurance deposit assessment rates and special assessments with respect thereto) but not uniquely relating to the Branches, Assets or Assumed Liabilities; (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions, but not uniquely relating to the Branches, Assets or Assumed Liabilities; (c) changes, after the date hereof, in interest rates or the credit market generally; (d) actions and omissions of Seller taken with the prior written consent of Buyer; (e) actions or omissions of Buyer taken with the written consent of Seller; (f) execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships with, and the reactions of, the customers, suppliers, licensors, employees and others having business relationships with the Branches (including, without limitation, their termination of such business relationships with the Branches); (g) changes, after the date hereof, in general economic, political, or market conditions affecting banks generally in the United States; and (h) failure, in and of itself, to meet earnings projections or internal financial forecasts.

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(f)                “Noncompliant Loan” shall mean, as of the Closing Date, any Loan (i) with respect to which an obligor has filed or has had filed against such obligor proceedings in bankruptcy, trusteeship, or receivership, (ii) that has been completely charged off, (iii) with respect to which the balance is no longer owed by the obligor whether or not as a result of a settlement agreement between the obligor and Seller or any of its Affiliates, (iv) that is classified on the books and records of Seller as in non-accrual status or for which the collateral securing such Loan has been repossessed or as to which collection efforts have been instituted or claim and delivery of foreclosure proceedings have been filed or are in the process of being filed; or (v) that is involved in any pending or threatened litigation, mediation or arbitration with Seller.

(g)               “Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), margin, gross margin, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, escheat, abandonment, unclaimed property, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect, and (ii) any liability for the payment of any amount of a type described in clause (i) as a result of any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

(h)               “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties and including any attachments thereto or amendments thereof.

Section 12.2           Entire Agreement. This Agreement and the Ancillary Agreements constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

Section 12.3           Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An email, scanned “.pdf”, or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

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Section 12.4           Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

Section 12.5           Notices. Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail, email, or other electronic transmission, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or (a) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit in the U.S. Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; (b) in the case of overnight courier service, one (1) Business Day after delivery to such courier service with instructions to deliver the next Business Day; and (c) in the case of email or other electronic transmission, upon actual receipt, which in the case of email shall be evidenced by a message from the recipient confirming receipt of the notice or other communication. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.5. All communications must be in writing and addressed as follows:

If to Seller:	First Western Trust Bank
1900 Sixteenth Street, Suite 1200
Denver, Colorado 80202
	Attention:	Julie Courkamp, CFO
	Email:	julie.courkamp@myfw.com

With copies to:	Shapiro Bieging Barber Otteson LLP
7979 E. Tufts Avenue, Suite 1600
Denver, Colorado 80237
	Attention:	Christian Otteson
	Email:	cotteson@sbbolaw.com

If to Buyer:	Simmons Bank
601 E. 3rd Street, 12th Floor
Little Rock, Arkansas72201
	Attention:	Robert A. Fehlman
	Email:	bob.fehlman@simmonsbank.com

With a copy to:	Simmons Bank
601 E. 3rd Street, 12th Floor
Little Rock, Arkansas72201
	Attention:	George Makris III, Legal Department
	Email:	george.a.makris@simmonsbank.com

Section 12.6           Successors and Assigns; No Third Party Rights. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

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Section 12.7           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

Section 12.8           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 12.9           Assignability. No party to this Agreement shall assign this Agreement in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 12.9 shall be void and of no effect.

Section 12.10       Rules of Construction. Except as otherwise explicitly stated, all sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. References to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. The words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.”

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Section 12.11       Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its expenses and costs (including all brokers’ fees, attorneys’ fees and expenses and application fees), and Buyer shall pay all of its expenses and costs (including all brokers’ fees, attorneys’ fees and expenses and application fees), in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 12.12       Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such action shall be evidenced by a signed written notice given in the manner provided in Section 12.5. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.5) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 12.13       Specific Performance. Each of the parties hereto acknowledges that the other parties may be irreparably damaged and may not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 12.14       Public Disclosure. Seller and Buyer shall consult with each other regarding the content of any press release or other public disclosure concerning this transaction and obtain the prior written approval of the other party hereto; but notwithstanding anything else contained in this Section 12.14, Seller and Buyer are permitted, after notice to and consultation with the other party, to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable Federal or state laws or regulations.

Section 12.15       Confidential Information. Except as may be required by applicable securities or other laws or as may be necessary to obtain the Regulatory Approvals as described in Section 6.3, all information furnished by or on behalf of either party or its representatives or any information obtained by either party or its representatives as part of any due diligence procedure provided for in this Agreement shall be held in strict confidence by the party receiving such information and its representatives and shall not be disclosed to any third party except representatives who need access to the information in order to work on the transactions contemplated by this Agreement.  All information furnished by or on behalf of either party to the other shall be deemed to be proprietary in nature and shall be kept confidential unless (a) the party providing the information consents to disclosure to third persons, (b) the information is already in the public domain, or becomes public knowledge through no fault of the receiving party, or (c) disclosure of the information is compelled by process of law. If this Agreement is terminated, each party and its representatives agree not to use to its commercial advantage any information obtained (whether or not contained in hard copy, database or other physical form) concerning products, customers or other information of or about the other which reasonably could be presumed to be of a proprietary and confidential nature. In the event that this Agreement is terminated prior to the consummation of the transactions contemplated hereby, without the prior written consent of Seller, Buyer shall not, for a two (2)-year period from the date of this Agreement, solicit the employment of any employee of Seller or solicit the business of any customer of Seller, except by general solicitations through normal channels such as newspaper advertisements or electronic job postings. Except to the extent modified by the terms of this Agreement, the terms and conditions of the Confidentiality Agreement, dated November 12, 2019, by and between Buyer and Seller shall continue in effect and govern Buyer’s confidentiality obligations to Seller in connection with the transactions contemplated by this Agreement.

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Section 12.16       Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 12.17       Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

BUYER:

FIRST WESTERN TRUST BANK

By:	/s/ Scott Wylie
Scott Wylie,
Chairman, President and Chief Executive Officer

[Buyer Signature Page to Branch Purchase and Assumption Agreement]

IN WITNESS WHEREOF, Seller has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

SELLER:

SIMMONS BANK

By:	/s/ Marty D. Casteel
Marty D. Casteel,
Chairman, President and Chief Executive Officer

[Seller Signature Page to Branch Purchase and Assumption Agreement]